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                                                                     Exhibit 3.3

                          CERTIFICATE OF AMENDMENT OF
                        CERTIFICATE OF INCORPORATION OF
                          CORAM HEALTHCARE CORPORATION

     Coram Healthcare Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

     1. The Board of Directors of the Corporation, by unanimous written consent dated July 10, 1997, adopted resolutions setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable, and such amendment has been presented to the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

          RESOLVED, that the Certificate of Incorporation of the Corporation be amended by deleting Article FOURTH, Section A, in its entirety and inserting in its place the following new Article FOURTH, Section A which shall read in full as follows:

               "FOURTH. A. AUTHORIZED CAPITAL STOCK. The total number of shares that the corporation shall have authority to issue shall be 110,000,000 shares, of which 100,000,000 shares shall be common stock, $.001 par value, and 10,000,000 shares shall be preferred stock, $.001 par value."

     2. The foregoing amendment of the Certificate of Incorporation was duly adopted by the stockholders of the Corporation at the Annual Meeting of Stockholders held on September 16, 1997.

     3. Said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Richard M. Smith, its Chief Financial Officer and Secretary on November 21, 1997.

                                      CORAM HEALTHCARE CORPORATION

                                      By: /s/ Richard M. Smith
                                          --------------------
                                          Richard M. Smith
                                          Chief Financial Officer and Secretary